EXHIBIT 23.1
                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No.33-) and related Prospectus of SCI Systems, Inc. for the registration of debt securities, preferred stock, common stock, depository shares and warrants and to the incorporation by reference therein of our report dated August 5, 1999, with respect to the consolidated financial statements of SCI Systems, Inc. included in its Annual Report (Form 10-K)for the year ended June 30,1999, filed with the Securities and Exchange Commission.


                                                           /s/ Ernst & Young LLP

Birmingham, Alabama
January 21, 2000